Exhibit 99.2
November 12, 2004

Tofutti Press Release (Corrected)


Company Contact:      Steve Kass
                      Chief Financial Officer
                      (908) 272-2400
                      (908) 272-9492 (Fax)

                     TOFUTTI ANNOUNCES THIRD QUARTER RESULTS

        Cranford, New Jersey -- November 12, 2004 -- TOFUTTI BRANDS INC. (AMEX
Symbol: TOF) today announced its results for the thirteen and thirty-nine week periods ended September 25, 2004.

        Net sales for the thirteen week period ended September 25, 2004 at approximately $4.7 million decreased $230,000 from the sales recorded for the thirteen weeks ended September 27, 2003. Net sales for the thirty-nine week period ended September 25, 2004 decreased 5% to $13.9 million compared with net sales of $14.6 million for the thirty-nine week period ended September 27, 2003. Gross profit for the thirteen weeks ended September 25, 2004 increased by $60,000 to $1,527,000, resulting in a gross profit percentage of 32% compared to 30% in the 2003 period. The reduction in sales for the thirteen and thirty-nine week periods was principally related to the loss of business in Florida and the southeastern United States in August and September arising from problems caused by the severe weather that those areas experienced and attendant transportation problems. To a lesser extent, the reduction in sales reflects the Company's discontinuance of certain unprofitable products and product lines starting at the end 2003 and that it no longer has the benefit of their sales. For the thirteen and thirty-nine week periods ended September 25, 2004, the Company reported operating income of $347,000 and $911,000, respectively, as compared with operating income of $269,000 and $1,175,000 for the thirteen and thirty-nine week periods in 2003. The Company's operating results in 2004 were negatively impacted as a result of rising raw material costs, increased costs of manufacturing, new product start-up costs, including costs incurred at new co-packaging locations, and higher packaging and freight charges. The Company expects that during the remainder of 2004 its operating expenses will continue to be affected by these same factors, but recently completed sales price increases have begun to help mitigate the effect of these higher operating costs.

        The Company recorded net income of $187,000 ($0.03 per share) for the thirteen weeks ended September 25, 2004 compared to $158,000 ($0.03 per share) for the thirteen weeks ended September 27, 2003. Net income for the thirty-nine weeks ended September 25, 2004 was $523,000 ($0.09 per share) compared to $692,000 ($0.12 per share) for the thirty-nine weeks ended September 27, 2003.

        Although the Company has utilized over $4.5 million since September 2000 in connection with its stock repurchase program and in the retirement of dilutive options, it had working capital of $3.5 million and cash and cash equivalents of over $2.1 million at September 25, 2004.

        Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, "We are disappointed with the decreased level of sales in the third quarter, but considering the difficulties encountered in one of our largest markets, Florida and the southeastern United States, during August and September, it's not surprising. We believe that sales and deliveries will return to normal for the remainder of the year. Our recently completed price increases have contributed to an improvement in our gross profit margins during the third quarter and we look forward to continued improvement during the fourth quarter. We continue to see market acceptance of both our current and new products and believe that the upward trend of our sales will resume during the remainder of the year.

        TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts and soy-based, dairy-free food products which contain no butterfat or cholesterol. TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in seventeen other countries.

        Some of the statements in this press release concerning the Company's future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB.

                               TOFUTTI BRANDS INC.
                       Condensed Statements of Operations
                    (in thousands, except per share figures)

                                            Thirteen      Thirteen    Thirty-nine     Thirty-nine
                                          weeks ended   weeks ended   weeks ended     weeks ended
                                            9/25/04       9/27/03       9/25/04         9/27/03
                                            -------       -------       -------         -------

Net sales........................           $4,730        $4,960       $13,871         $14,555
Cost of sales....................            3,203         3,493         9,486           9,844
                                             -----         -----         -----           -----
Gross profit.....................            1,527         1,467         4,385           4,711
Operating expenses...............            1,180         1,198         3,474           3,536
                                             -----         -----         -----           -----
Operating income.................              347           269           911           1,175
Interest income..................               --             1             4               6
                                               ---           ---           ---            ----
Income before income tax.........              347           270           915           1,181
Income taxes.....................              160           112           392             489
                                               ---          ----           ---             ---
Net income ......................             $187          $158          $523            $692
                                              ====          ====          ====            ====
Net income per share:
        Basic....................            $0.03         $0.03         $0.09           $0.12
                                             =====         =====         =====           =====
        Diluted..................            $0.03         $0.02         $0.08           $0.10
                                             =====         =====         =====           =====
Weighted average number of
   shares outstanding:
        Basic....................            5,637         5,714         5,700           5,757
                                             =====         =====         =====           =====
        Diluted..................            6,204         6,761         6,281           6,753
                                             =====         =====         =====           =====


                               TOFUTTI BRANDS INC.
                            Condensed Balance Sheets
                                 (in thousands)

                                                                September 25,     December 27,
                                                                    2004              2003
                                                                 (Unaudited)       (Audited)
                                                                 -----------       ---------
 Assets
 Current assets:
     Cash and equivalents                                        $2,163             $2,557
     Accounts receivable (net of allowance
         for doubtful accounts of $201 and $149, respectively)    1,566              1,508
     Inventories                                                    580                774
     Prepaid expenses                                                18                 --
     Prepaid income taxes                                            88                 55
     Deferred income taxes                                          258                220
                                                                   ----                ---
                Total current assets                              4,673              5,114
     Fixed assets(net of accumulated amortization
         of $8 and $5, respectively                                  40                 43
 Other assets                                                        16                 16
                                                                     --                 --
                Total assets                                      4,729             $5,173
                                                                  =====             ======

 Liabilities and Stockholders' Equity

 Current liabilities:
     Accounts payable and accrued expenses                       $1,036               $471
     Accrued officers' compensation                                  --                500
     Income taxes payable                                           105                105
                                                                    ---                ---
                Total current liabilities                         1,141              1,076
                                                                  -----              -----

 Commitments and contingency                                         --                 --

 Stockholders' equity:
 Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued                      --                 --
 Common stock- par value $.01 per share;
          authorized 15,000,000 shares, issued and
         outstanding 5,636,867 at September 25, 2004
         and 5,709,867 shares at December 27, 2003                   56                 57
     Additional paid-in capital                                     162              1,193
     Accumulated earnings                                         3,370              2,847
                                                                  -----              -----
                Total stockholders' equity                        3,588              4,097
                                                                  =====              =====
                Total liabilities and stockholders' equity       $4,729             $5,173
                                                                 ======             ======
